Exhibit 99.1

AN2 Therapeutics Reports Positive Enabling Data Supporting Advancement of

Oral AN2-502998 to Phase 2 Study for Chronic Chagas Disease

Parasite elimination achieved with 28-day treatment in 100% of nonhuman primates (NHPs)

naturally infected with Trypanosoma cruzi (T. cruzi) at target exposures planned in humans

Phase 1 First-In-Human (FIH) study showed favorable safety and tolerability profile; no dose-limiting toxicities

Significant U.S. commercial opportunity, including Priority Review Voucher eligibility upon approval

Menlo Park, CA – June 4, 2026 – AN2 Therapeutics, Inc. (Nasdaq: ANTX) a clinical-stage biopharmaceutical company developing novel small molecule therapeutics derived from its boron chemistry platform, today announced positive results from two studies evaluating the Company’s oral CPSF3 inhibitor, AN2-502998, for the treatment of chronic Chagas disease (American trypanosomiasis) caused by infection with the parasite T. cruzi.

Key findings from the two studies:

•

In NHPs with naturally acquired, chronic T. cruzi parasite infection, 28 days of AN2-502998 treatment resulted in 100% parasitic elimination at target exposures attainable in humans, through four months following the end of treatment.

•	In the Phase 1 FIH study, AN2-502998 was generally well tolerated at exposure levels consistent with NHP efficacy thresholds, with no dose-limiting toxicities.

“Results from these studies converge on the picture we were hoping to see: efficacy in NHPs at an exposure level achievable in humans, with an excellent safety profile as shown in the FIH study. Notably, parasites were eliminated after one month of treatment in NHPs with the same naturally acquired, chronic infection that we see in humans,” said Eric Easom, Co-founder, Chairman, President and CEO of AN2 Therapeutics. “Together, these data support our goal of making AN2-502998 the first FDA-approved therapy for chronic Chagas disease in adults.”

Easom continued, “We believe an oral therapy capable of delivering high rates of parasitic cure after just one month of treatment could enable large-scale test-and-treat campaigns against this often lethal disease, which affects over 300,000 people in the U.S. and approximately 10 million globally. We look forward to initiating a Phase 2 proof-of-concept study late this year.”

“Chagas disease is hiding in plain sight. We have simple, inexpensive serologic tests, and we know exactly which populations are at risk, no different from where we were with hepatitis C or HIV before systematic screening became standard of care,” said Dr. David Hamer, Professor of Global Health and Medicine, Boston University Schools of Public Health and Medicine. “The patients are there; it’s a matter of clinical awareness and systematic screening. What has been missing is an effective, well-tolerated treatment that physicians and patients can rely on for adults with chronic Chagas disease, who represent the vast majority of patients. It is genuinely encouraging to see serious drug development in this space - chronic Chagas disease represents one of the highest unmet needs in infectious disease, and these data suggest we may finally be moving toward a meaningful therapeutic option for patients who have had too few for too long.”

Overview of Chagas Disease

Chagas disease (also known as American trypanosomiasis) is caused by the parasite T. cruzi. Over 300,000 people are estimated to be infected in the U.S., 200,000 across Europe and Japan, and about 10 million worldwide. Left untreated, chronic T. cruzi infection is lifelong and can be life threatening. The parasite T. cruzi silently damages the heart and digestive system, with ~20-30% of people developing serious cardiac damage resulting in heart failure, stroke, or sudden death. There are no FDA-approved treatments for adults with Chagas disease.

Chagas Disease Opportunity

The Company believes that Chagas disease represents a potential multi-billion-dollar global market opportunity globally, given its large and readily treatable patient population. Well-established risk profiles including country of birth, travel history, and exposure to triatomine vectors enable targeted, cost-effective screening, and low-cost diagnostics are widely available. The commercial profile of Chagas disease therapeutics shares key structural characteristics with that of other large infectious disease markets, most notably hepatitis C, for which accessible diagnostics, defined risk populations, high urgency to treat, and broad insurance coverage transformed a historically underdiagnosed condition into a substantial market. In parallel, through its work with the Drugs for Neglected Diseases initiative (DNDi), the Company is committed to ensuring global access to AN2-502998, should it eventually be approved, in Chagas-endemic developing regions. AN2-502998, if approved, would also be eligible for an FDA Tropical Disease Priority Review Voucher.

Key Findings: 28-Day Nonhuman Primate (NHP) Study

The NHP efficacy study evaluated AN2-502998 administered for 28 days in macaques with naturally-acquired, chronic T. cruzi infection, contracted via triatomine (kissing bug) vectors in their natural habitats, the same vector that transmits the parasite to humans. The Chagas disease vector is increasingly prevalent across the southern half of the U.S. The Company believes that efficacy in naturally infected NHPs is the most clinically relevant predictor of efficacy for human chronic Chagas disease.

•	100% of treated animals achieved parasite elimination at target exposures attainable in humans.

•	Elimination of parasitemia in treated animals was durable and maintained through four months following the end of treatment.

•	Parasitemia was evaluated using an enhanced PCR method with improved sensitivity and robustness.

•	AN2-502998 was well tolerated with no drug-related adverse events.

•	AN2-502998 is the only compound to have demonstrated curative activity in NHPs with long-term, naturally acquired T. cruzi infection.

Key Findings: Phase 1 First-in-Human Study

The Phase 1 FIH study (NCT07024589) evaluated single ascending oral doses of AN2-502998 and then multiple ascending doses administered over 10 days in healthy adult volunteers:

•	AN2-502998 was generally well tolerated with no dose-limiting toxicities.

•	Human PK was well characterized; plasma exposures at or above NHP efficacy thresholds were achieved.

About AN2-502998

AN2-502998 is a boron-based small molecule therapeutic candidate from the benzoxaborole class, which has a broad therapeutic profile and includes two FDA-approved drugs (crisaborole and tavaborole). AN2-502998 is an orally active inhibitor of CPSF3 in T. cruzi. CPSF3 is an essential enzyme involved in messenger RNA processing, is clinically validated, and the same target as acoziborole that was recently approved by the EMA for the treatment of human African trypanosomiasis (HAT), caused by a related trypanosome parasite.

AN2 Therapeutics is advancing AN2-502998 into Phase 2 clinical study in collaboration with DNDi, a non-profit research and development organization whose medical expertise, established presence in Chagas-endemic regions, and commitment to delivering accessible treatments for neglected diseases provides a critical foundation for both the timely execution of clinical development and ensuring broad global access upon approval. The program also benefits from ongoing collaboration with the University of Georgia Research Foundation and the laboratory of Prof. Rick Tarleton, whose pioneering work in T. cruzi biology has been instrumental in advancing the scientific understanding of Chagas disease.

About AN2 Therapeutics

AN2 Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the discovery and development of novel small-molecule therapeutics derived from our boron chemistry platform. Our development pipeline spans hematologic diseases, infectious diseases, and oncology with three Phase 2 studies expected to be active in 2026, two preclinical oncology candidates, as well as advanced research programs focused on targets in oncology, bone disorders, and infectious diseases. We are committed to delivering high-impact drugs to patients that address critical unmet needs and improve health outcomes.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other similar expressions. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding: the potential of the Company’s boron chemistry platform and advancement of the Company’s development programs; NHP study data as a predictor of efficacy outcomes in human trials; market size and sales potential; the commercial profile of Chagas disease therapeutics; advancement of AN2-502998 into Phase 2 in collaboration with DNDi and other ongoing collaborations; expectations regarding the Company’s clinical trials; the predictivity of data; and other statements that are not historical fact. These statements are based on AN2’s current estimates, expectations, plans, objectives, and intentions, are not guarantees of future performance, and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, but are not limited to, risks and uncertainties related to: AN2’s ability to implement its plans for its internal boron chemistry platform and pipeline programs; timely enrollment of patients in AN2’s clinical trials and investigator-initiated clinical trials; AN2’s ability to procure sufficient supply of its product candidates for its clinical trials; the potential for results from clinical trials to differ from preclinical, early clinical, preliminary, or expected results; the ability of particular preclinical models in non-human primates to predict safety and efficacy in humans; significant adverse events, toxicities, or other undesirable side effects associated with AN2’s product candidates; the significant uncertainty associated with AN2’s product candidates ever receiving any regulatory approvals; AN2’s ability to obtain, maintain, or protect intellectual property rights related to its current and future product candidates; implementation of AN2’s strategic plans for its business and product candidates; the sufficiency of AN2’s capital resources and need for additional capital to achieve its goals; global macroeconomic conditions and global conflicts and other risks, including those described under the heading “Risk Factors” in AN2’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (SEC). These filings, when made, are available on the investor relations section of AN2’s website at www.an2therapeutics.com and on the SEC’s website at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and AN2 undertakes no duty to update such information except as required under applicable law.

COMPANY CONTACT:

Lucy O. Day

Chief Financial Officer

l.day@an2therapeutics.com

INVESTOR AND MEDIA CONTACT:

Anne Bowdidge

ir@an2therapeutics.com